EXHIBIT 99.1

CDTi Announces Second Quarter 2015 Financial Results

Accelerates commercialization of advanced materials technologies

Reaffirms full year 2015 financial guidance

Oxnard, California – Aug. 6, 2015 – Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or “the Company”), a leader in advanced emission control technology, reported financial results for the second quarter ended June 30, 2015.

Chris Harris, CDTi’s President and CEO, stated: “Our second quarter results were in line with our expectations and reflect continued progress on our technology development and commercialization initiatives. Revenue was $9.9 million reflecting sequentially consistent revenues from DuraFit™ and catalysts and lower year-over-year retrofit sales due to the wind-down of the California diesel retrofit mandate. Meanwhile, gross margin was 28%, the high end of our guidance.

“We are executing our strategy to transform CDTi into an advanced materials company. In recent months, we believe we have demonstrated the fundamental value proposition of our new advanced catalytic materials.  We are now beginning to share these promising new materials with customers across multiple market segments and geographies to accelerate wide adoption of our technology. The response has been most encouraging and we are engaged with multiple parties. The most advanced of these initiatives is our commercialization partnership with AP Exhaust Technologies (“AP”). AP intends to incorporate our next-generation technology across portions of their extensive aftermarket catalytic converter product line. With our powder-to-coat business model, we plan to sell AP enabling proprietary catalytic powders to precision coat onto catalytic converter substrates in AP’s state-of-the-art coating facility. We remain confident that we will validate, optimize and scale our powder-to-coat capability and secure our first orders for enabling catalytic powders in the second half of 2015.”

Recent Highlights

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Announced initial results from engine and vehicle testing done at independent test facilities for CDTi’s SPGM™ DOC, BMARS™ and Spinel™ technologies. The tests demonstrated breakthroughs in CDTi’s advanced materials research program aimed at significantly reducing or eliminating the need for costly platinum group metals (PGMs) in emission control catalysts.

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Partnered with AP Exhaust Technologies to bring to market CDTi’s latest catalyst technologies, including MPC®, BMARS and Spinel, across portions of AP’s extensive aftermarket catalytic converter product line. AP is a market-leading manufacturer of OEM replacement exhaust and emission products for automobiles, light trucks, and heavy duty diesel vehicles.

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Signed an agreement with a national private label for distribution of CDTi’s DuraFit line. DuraFit diesel particulate filters (DPFs) will be distributed into the heavy and medium duty vehicle aftermarket through hundreds of local outlets across North America.

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Signed an international distribution agreement with Diesel Emissions Service to distribute DuraFit DPFs and other CDTi products into the medium and heavy duty vehicle aftermarket in Australia.

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Awarded certification from the Verification of Emission Reduction Technologies Association (VERT®) for CDTi’s Purifilter® EGR DPF system, enabling the Company to address opportunities in South America and other international retrofit markets.

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Hired Eric Bippus as Executive Vice President of Sales and Marketing to drive revenue growth across the Company.

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Raised $5.1 million in gross proceeds from an offering of common stock and warrants to help support working capital needs while executing against the Company’s advanced materials strategy.

Financial Highlights – Second Quarter 2015 compared to Second Quarter 2014

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Total revenue was $9.9 million compared to $11.7 million in the second quarter of 2014.

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Catalyst division revenue was $6.9 million compared to $6.3 million due to increased sales to our Japanese OEM customer and a favorable product mix. Intercompany sales are eliminated in consolidation.

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Heavy Duty Diesel Systems division revenue was $3.8 million compared to $6.1 million due to a decrease in California retrofit demand partially offset by $1.0 million of DuraFit DPFs sold in the quarter.

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Gross margin was 28% compared to 33% for the year-ago quarter, reflecting lower volumes of retrofits and continued launch costs associated with the DuraFit rollout and ramp.

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Total operating expenses were $4.9 million compared to operating expenses of $4.4 million in the second quarter of 2014 reflecting increased R&D expense for development and vehicle testing of new advanced catalysts.

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Net loss was $2.4 million, or $0.16 per share. This compares to a net loss of $1.2 million, or $0.10 per share, in the same period last year.

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The weighted average common shares outstanding were 14.8 million in the current quarter compared to 12.3 million in the second quarter of 2014. The increase in the number of shares was due principally to the equity offerings completed in November 2014 and June 2015.

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Cash at June 30, 2015 was $6.8 million, compared with $7.2 million at December 31, 2014.

David Shea, CDTi’s CFO, stated:  “We continue to expect DuraFit sales to ramp later in 2015 and margins to remain strong in the second half of the year as we reduce launch costs and optimize our supply chain. Therefore, we are reaffirming our outlook for 2015. We expect revenue of between $40 million and $45 million, as compared to $41 million in 2014, and of that, DuraFit to contribute $5 million. We expect gross margin to be at the mid- to high-end of our guidance range which is between 25% and 28%, approaching the 30% achieved in 2014.”

Financial Highlights - Six months ended June 30, 2015 compared to 2014

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Total revenue for the first six months of 2015 was $20.3 million, compared to $23.3 million for the same prior year period.

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Catalyst division revenue for the first six months of 2015 was $13.7 million compared to $12.1 million for the same prior year period. Intercompany sales are eliminated in consolidation.

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Heavy Duty Diesel Systems division revenue for the first six months of 2015 was $8.0 million compared to $12.4 million for the same prior year period.

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Gross margin was 28%, compared to 33% in the prior year period.

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Total operating expenses for the first six months of 2015 were $10.4 million compared to $9.7 million in the same prior year period.

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Net loss for the first six months of 2015 was $5.4 million, or $0.38 per diluted share, compared to net loss of $5.1 million, or $0.46 per share, in the same prior year period.

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Weighted average common shares outstanding were 14.5 million for the first six months of 2015 compared to 11.0 million in the same period a year ago. The increase in the number of shares was due principally to the equity offerings completed in November 2014 and June 2015.

Conference Call and Webcast Information

CDTi will host a conference call and live webcast beginning at 8:00 a.m. Pacific Time today, August 6th, to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, please dial +1 (877) 303-9240 and use conference code 94063920. International participants should dial +1 (760) 666-3571 and use the same conference code. The conference call will be webcast live on CDTi's website at www.cdti.com under the "Investor Relations" section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days and a full transcript for one year.

About CDTi

CDTi manufactures and distributes vehicle emissions control products that leverage its advanced materials technology. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology and other related technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. Reflecting its continued focus on innovation, CDTi is developing and commercializing proprietary advanced low-platinum group metal (PGM) catalysts including synergized-PGM (SPGM™), as well as zero-PGM (ZPGM™) catalysts. CDTi is headquartered in Oxnard, California and has operations in the U.K., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements, including any statements that are not statements of historical fact. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk. In this document, the Company includes forward-looking statements regarding DuraFit sales projections, expected timing of test results, continued progress in CDTi’s transformation into an advanced materials company while aggressively targeting near-term DuraFit revenue opportunities, adoption of the Company's technology, our ability to validate, optimize and scale our powder-to-coat capability, outlook for 2015, inclusion of Company technology in AP's aftermarket catalytic converter product line and anticipated benefits of products and technologies.  In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, but not limited, to (i) that the Company may not be able to (a) meet expectations or projections; (b) decrease costs; (c) increase sales, including to AP; (d) obtain adequate funding; (e) retain or secure customers; (f) increase its customer base; (g) protect its intellectual property; (h) successfully evolve into an advanced materials supplier or, even if successful, increase profitability; (i) successfully market new products; (j)  obtain product verifications or approvals; (k) attract or retain key personnel; (l) validate, optimize and scale our powder-to-coat capability; or (m) realize benefits from investments; (ii) funding for and enforcement and tightening of emissions controls, standards and regulations; (iii) prices of PGM and rare earth metals;  (iv) royalty and other restrictions on sales in certain Asian countries; (v) supply disruptions or failures; (vi) regulatory, marketing and competitive factors; (vii) environmental harm or damages; and (viii) other risks and uncertainties discussed or referenced in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. In addition, any forward-looking statements represent the Company’s estimates only as of the date of such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:

Becky Herrick or Cathy Mattison

LHA (IR Agency)

+1 415 433 3777

bherrick@lhai.com

cmattison@lhai.com

Clean Diesel Technologies, Inc.

Summary Statements of Operations (unaudited)

($ millions)

	3 Months Ended June 30,		6 Months Ended June 30,
	2015	2014	2015	2014
Revenues	$9.9	$11.7	$20.3	$23.3
Gross profit	2.8	3.8	5.6	7.6
Gross margin	28%	33%	28%	33%

Operating expenses:
Selling, general and administrative	$3.0	$2.9	$6.4	$6.5
Research and development	1.9	1.5	4.0	2.8
Severance and other charges	-	-	-	0.4
Total operating expenses	4.9	4.4	10.4	9.7

Loss from continuing operations	(2.1)	(0.6)	(4.8)	(2.1)
Other expense	(0.5)	(0.6)	(0.7)	(2.7)
Loss from continuing operations before income tax	(2.6)	(1.2)	(5.5)	(4.8)
Income tax (benefit) expense from continuing operations	(0.2)	-	(0.1)	0.3
Net loss from continuing operations	(2.4)	(1.2)	(5.4)	(5.1)
Discontinued operations	-	-	-	-
Net loss	$(2.4)	$(1.2)	$(5.4)	$(5.1)

Basic and diluted EPS	$(0.16)	$(0.10)	$(0.38)	$(0.46)
Weighted shares outstanding (in millions)	14.8	12.3	14.5	11.0

Clean Diesel Technologies, Inc.

Segment Information

($ millions)

	3 Months Ended June 30,		6 Months Ended June 30,
	2015	2014	2015	2014
Revenue
Catalyst	$6.9	$6.3	$13.7	$12.1
Heavy Duty Diesel Systems	3.8	6.1	8.0	12.4
Eliminations	(0.8)	(0.7)	(1.4)	(1.2)
Total	$9.9	$11.7	$20.3	$23.3

(Loss) income from operations
Catalyst	$(0.2)	$0.4	$(0.7)	$0.6
Heavy Duty Diesel Systems	$(0.5)	$0.6	$(0.9)	$0.9
Corporate	(1.4)	(1.6)	(3.1)	(3.6)
Eliminations	-	-	(0.1)	-
Total	$(2.1)	$(0.6)	$(4.8)	$(2.1)

Clean Diesel Technologies, Inc.

Summary Balance Sheets (unaudited)

($ millions)

	As of
	June 30, 2015	December 31, 2014
Total current assets	$18.3	$18.5
Total assets	$27.5	$28.3
Total current liabilities	$14.9	$13.5
Total long-term liabilities	$7.9	$7.8
Stockholders’ equity	$4.7	$7.0

Short-term debt	$3.6	$2.8
Long-term debt	$7.5	$7.5

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